Exhibit 99.3

Investor Contact: W. Carl Whitmer President and Chief Executive Officer or John M. Doyle Chief Financial Officer (615) 844-2747	Media Contact: Michele M. Peden VP, Corporate Communications (615) 467-1255
IASIS HEALTHCARE FINALIZES ACQUISITION OF
ST. JOSEPH MEDICAL CENTER
FRANKLIN, Tennessee (May 2, 2011) — IASIS Healthcare® LLC (“IASIS”) today announced the completion of its acquisition of a 79% ownership interest in St. Joseph Medical Center (“St. Joseph”), a 792 licensed bed facility in downtown Houston, Texas. The transaction was based upon an enterprise value of $165 million and is subject to final purchase price adjustments. Physician investors own the balance of the hospital’s equity.
St. Joseph provides a full range of general, acute care medical and surgical inpatient and outpatient services including cardiology and cardiovascular surgery, cancer, intensive/critical care, emergency, neurosurgery, imaging, orthopedics, neonatal intensive care and a full-service women’s program, as well as sub-acute services such as psychiatric and rehabilitation units.
“We are pleased and privileged to welcome St. Joseph into our growing family of hospitals,” said IASIS Healthcare President and Chief Executive Officer Carl Whitmer. “St. Joseph’s long and celebrated history of providing compassionate, high-quality care combined with its highly skilled medical staff, well-established residency program and numerous teaching opportunities have served the residents of southeast Texas with distinction for nearly 125 years. Together with our physician partners, we look forward to using our proven operational strategies, advanced clinical information systems, comprehensive quality infrastructure and access to capital to build upon these honored traditions for many more years to come.”
The addition of St. Joseph expands IASIS’ Texas presence to five hospitals and 1,935 licensed beds. IASIS also owns and operates Odessa Regional Medical Center in Odessa, The Medical Center of Southeast Texas in Port Arthur, Southwest General Hospital in San Antonio and Wadley Regional Medical Center in Texarkana.
-MORE-

IASIS Healthcare Finalizes Acquisition of St. Joseph Medical Center

May 2, 2011
About IASIS Healthcare
IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 18 acute care hospital facilities and one behavioral health hospital facility with a total of 4,362 licensed beds and has total annual net revenue of approximately $2.8 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 197,000 members. For more information on IASIS, please visit the Company’s web site at www.iasishealthcare.com.
About St. Joseph Medical Center
St. Joseph Medical Center is staffed by over 600 board certified physicians and more than 1,500 medical professionals and staff. The general, acute care hospital facility covers eight city blocks and is conveniently located downtown, with easy access to U.S. Highway 59 and Interstate 45. For more information, visit: www.sjmctx.com.
Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and other filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
-END-